Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES RESULTS

SAN FRANCISCO - March 3, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended February 27, 2016 were $888 million compared with net sales of $918 million for the four-week period ended February 28, 2015.

On a constant currency basis, February 2016 net sales decreased 2 percent compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

“We are encouraged by the initial customer response to Gap brand’s spring collection and we remain focused on improving results across our portfolio,” said Sabrina Simmons, chief financial officer, Gap Inc.

February Comparable Sales Results
Gap Inc.’s comparable sales for February 2016 were down 2 percent versus a 4 percent decrease last year. Comparable sales by global brand for February 2016 were as follows:

•	Gap Global: flat versus negative 7 percent last year

•	Banana Republic Global: negative 11 percent versus negative 5 percent last year

•	Old Navy Global: flat versus flat last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on March 3, 2016 and available for replay until 1:15 p.m. Pacific Time on March 11, 2016.

March Sales
The company will report March sales at 1:15pm Pacific Time on April 7, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Jack Calandra (415) 427-1726 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com